Exhibit 99.1

Hatteras Financial Corp. Announces Second Quarter 2010

Financial Results

For Immediate Release

WINSTON-SALEM, N.C. – (BUSINESS WIRE) – Hatteras Financial Corp. (NYSE: HTS) (“Hatteras” or the “Company”) today announced financial results for the quarter ended June 30, 2010.

Second Quarter 2010 Highlights

•	Net income of $1.01 per diluted share

•	Net return on average equity of 15.63%

•	Declared a $1.10 per share dividend

•	Average net interest spread of 2.30%

•	Quarter end book value per share of $25.83

•	Annualized total expense ratio of 1.38% of shareholders’ equity

Second Quarter 2010 Results

During the quarter ended June 30, 2010, the Company earned $1.01 per diluted share on net income of $36.8 million, compared to $1.21 per diluted share on net income of $43.7 million during the quarter ended March 31, 2010. Most of the decrease in earnings arose from the effect of the delinquent loan repurchase programs at Fannie Mae and Freddie Mac. These programs, discussed below, resulted in significantly higher premium amortization in the quarter and some timing delay in the deployment of the returned principal. Some yield erosion was also due to the purchasing of new securities at lower yields than the average on the existing portfolio.

Net interest income for the quarter ended June 30, 2010 was $40.1 million, compared to $45.8 million for the quarter ended March 31, 2010. The Company’s average earning assets decreased to $6.6 billion for the second quarter of 2010 from $6.7 billion in the previous quarter, and the yield for the second quarter of 2010 was 3.85%, falling from 4.10% in the previous quarter. The decrease in the yield was primarily driven by the accelerated rate of repayments during the quarter. The Company’s average repurchase agreement (repo) rate was relatively flat in the second quarter of 2010 compared to the previous quarter, and at June 30, 2010, was 0.28% on all outstanding short-term (less than 30 days) repo positions. Operating expenses were $3.3 million for the second quarter versus $3.1 million for the first quarter of 2010. This equates to an annualized expense ratio of 1.38% of shareholders’ equity based on average equity for the quarter ended June 30, 2010.

Dividend

The Company declared a dividend of $1.10 per share of common stock with respect to the quarter ended June 30, 2010, versus $1.20 per share for the quarter ended March 31, 2010. Using the closing share price of $27.82 on June 30, 2010, this quarterly dividend equates to an annualized dividend yield of 15.8%.

“In the second quarter, Hatteras’ earnings and investment portfolio felt the full impact of Fannie Mae’s delinquent loan buybacks as they cleared most of their intended purchases affecting our portfolio by June 30th,” said Michael R. Hough, the Company’s Chief Executive Officer. “The accelerated prepayments we experienced are just another example of why we have always focused on purchasing assets at lower premiums to par because the drivers of prepayment rate assumptions can change. Premiums in the agency MBS market continue to be large which is why we have taken our time to reinvest prepayment proceeds this quarter and lower the purchase price with up to 90 day forward settlements. As the size of the portfolio ramps back up, we are looking forward to again realizing the potential of our portfolio. We are pleased to have been able to utilize some of the excess earnings we retained last year when prepayments were unusually and unpredictably slow and to have distributed a $1.10 dividend to our shareholders. Since quarter end, interest rates have continued even lower with our focus continuing to be on mitigating the risks associated with changing rates.”

Portfolio

At June 30, 2010, the Company owned $6.5 billion face value of Fannie Mae and Freddie Mac guaranteed mortgage securities (agency securities) with a fair market value of $6.8 billion, of which approximately 71.0% were supported by Fannie Mae and 29.0% were supported by Freddie Mac. The Company’s weighted average cost basis in these securities was $101.58 per $100 of face value. At June 30, 2010, the portfolio consisted of 41.7% hybrid ARMs with 36 or fewer months to reset, 52.0% hybrid ARMs with 37 to 60 months to reset, 5.7% hybrid ARMs with 61 to 84 months to reset, and 0.6% hybrid ARMs with 85 to 120 months to reset. For the entire portfolio, the weighted-average term to the next interest rate reset date was approximately 45 months, not adjusting for repayments. The portfolio’s weighted average coupon was 4.56% for the second quarter of 2010, compared to 4.76% for the first quarter of 2010, reflecting lower reinvestment rates on new security purchases.

During the second quarter of 2010, the expense of amortizing the premium on the Company’s securities was $11.3 million, compared to $9.2 million during the first quarter of 2010, reflecting the faster principal prepayments as a result of the Fannie Mae and Freddie Mac buybacks. The weighted-average principal repayment rate (scheduled and unscheduled principal payments as a percentage of the weighted-average portfolio, on an annual basis) during the second quarter of 2010 was 45.08%, compared to 36.04% during the first quarter of 2010, reflecting increased refinancing activity of consumers in addition to the effect of the Fannie Mae and Freddie Mac buybacks.

The Company had forward purchase commitments to buy agency securities of $850.6 million representing $830.3 million face value of hybrid arms with a weighted average coupon of 3.62%. These securities had a weighted average purchase price of $102.5 and a market value of $859.6 million at June 30, 2010.

Portfolio Financing and Leverage

At June 30, 2010, the Company had financed its portfolio with approximately $6.0 billion of borrowings under repurchase agreements bearing fixed interest rates until maturity. The annualized cost of funds on average liabilities (including swap hedges) was 1.55% in the second quarter of 2010, compared to 1.51% in the first quarter of 2010. The Company’s repo debt-to-shareholders’ equity ratio at March 31, 2010, was 6.2 to 1. Of the total repo borrowings, $300.0 million were longer term, with an average remaining term of nine months.

The Company also uses interest rate swap agreements to synthetically extend the fixed interest period of these liabilities and hedge against the interest rate risk associated with financing the Company’s portfolio. As of June 30, 2010, the Company had entered into interest rate swaps with a notional amount of $3.4 billion. The swap agreements, which are indexed to 30-day LIBOR, have an average remaining term of 29 months at an average fixed rate of 2.61%.

Book Value

The Company’s book value (shareholders’ equity) per share on June 30, 2010 was $25.83, up $0.35, or 1.4%, from the per share book value of $25.48 on March 31, 2010. The increase in book value during the quarter represents the combination of an increase in the value of the Company’s existing agency securities and a decrease in the value of its interest rate swap positions. On a per share basis, the book value at June 30, 2010 consisted of $21.50 of common equity, $0.12 of retained earnings, $6.36 of unrealized gains on agency securities, and ($2.15) of unrealized losses on interest rate swaps.

Fannie Mae and Freddie Mac Delinquent Repurchase Activity

Earlier this year, Freddie Mac and Fannie Mae announced that they would be purchasing seriously delinquent mortgage loans out of securities that they currently guarantee. The impetus to this change was the recent adoption of new accounting standards which made the buyout of these loans a more favorable option than continuing to service their guarantees. The loans which they consider seriously delinquent are those loans that are more than 120 days past due.

Freddie Mac announced that its repurchase of these loans would result in principal payments being passed through to the mortgage-backed security holders on March 15, 2010 and April 15, 2010. Fannie Mae announced that it would begin to repurchase delinquent loans in March 2010 and likely end those purchases in July 2010.

Conference Call

The Company will host a conference call at 10:00 a.m. EDT on Wednesday July 28, 2010, to discuss financial results for the second quarter ended June 30, 2010. To participate in the event by telephone, please dial (877) 317-6789 five to 10 minutes prior to the start time (to allow time for registration) and reference the conference “Hatteras Financial.” International callers should dial (412) 317-6789. A digital replay of the call will be available on Wednesday, July 28, 2010 at approximately 12:00 p.m. EDT through Thursday, August 5, 2010 at 9 a.m. EDT. Dial (877) 344-7529 and enter the conference ID number 442705. International callers should dial (412) 317-0088 and enter the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed at Hatteras’ web site at www.hatfin.com. To monitor the live webcast, please visit the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. An audio replay of the event will be archived on Hatteras’ web site.

About Hatteras Financial Corp.

Hatteras Financial is a real estate investment trust formed in 2007 to invest in adjustable-rate and hybrid adjustable-rate single-family residential mortgage pass-through securities guaranteed or issued by U.S. Government agencies or U.S. Government-sponsored entities, such as Fannie Mae, Freddie Mac or Ginnie Mae. Based in Winston-Salem, N.C., Hatteras is managed and advised by Atlantic Capital Advisors LLC. Hatteras is a component of the Russell 2000® and the Russell 3000® indices.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

– Financial Tables Follow –

Table 1

Hatteras Financial Corp.

Balance Sheets

(In thousands, except per share amounts)	(Unaudited) June 30, 2010	December 31, 2009
Assets
Mortgage-backed securities, at fair value (including pledged assets of $6,304,729 and $6,660,330 at June 30, 2010 and December 31, 2009, respectively)	$6,791,701	$6,992,771
Cash and cash equivalents	89,955	225,828
Restricted cash	95,014	61,361
Unsettled purchased mortgage-backed securities, at fair value	46,865	46,216
Accrued interest receivable	31,505	35,560
Principal payments receivable	41,809	35,917
Debt security, held to maturity, at cost	10,000	10,000
Interest rate hedge asset	—	7,851
Other assets	13,614	898

Total assets	$7,120,463	$7,416,402

Liabilities and shareholders’ equity
Repurchase agreements	$5,982,998	$6,346,518
Payable for unsettled securities	46,461	46,453
Accrued interest payable	2,494	2,969
Interest rate hedge liability	80,588	43,446
Dividend payable	41,127	43,440
Accounts payable and other liabilities	1,176	1,863

Total liabilities	6,154,844	6,484,689

Shareholders’ equity:
Preferred stock, $.001 par value, 10,000 shares authorized, none outstanding at June 30, 2010 and December 31, 2009	—	—
Common stock, $.001 par value, 100,000 shares authorized, 37,388 and 36,200 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	37	36
Additional paid-in capital	803,894	770,232
Retained earnings	4,376	8,722
Accumulated other comprehensive income	157,312	152,723

Total shareholders’ equity	965,619	931,713

Total liabilities and shareholders’ equity	$7,120,463	$7,416,402

Table 2

Hatteras Financial Corp.

Statements of Income

(Unaudited)

(In thousands, except per share amounts)	Three months Ended June 30, 2010	Three months Ended June 30, 2009	Six months Ended June 30, 2010	Six months Ended June 30, 2009
Interest income:
Interest income on mortgage-backed securities	$63,441	$69,736	$132,382	$137,391
Interest income on short-term cash investments	298	70	575	250

Interest income	63,739	69,806	132,957	137,641
Interest expense	23,677	23,301	47,117	49,297

Net interest income	40,062	46,505	85,840	88,344

Other income:
Gain on sale of mortgage-backed securities	—	—	1,044	—
Operating expenses:
Management fee	2,196	2,166	4,379	4,327
Share based compensation	347	321	690	632
General and administrative	707	522	1,269	1,080

Total operating expenses	3,250	3,009	6,338	6,039

Net income	$36,812	$43,496	$80,546	$82,305

Earnings per share - common stock, basic	$1.01	$1.20	$2.21	$2.27

Earnings per share - common stock, diluted	$1.01	$1.20	$2.21	$2.27

Dividends per share	$1.10	$1.10	$2.30	$2.15

Weighted average shares outstanding	36,609	36,193	36,427	36,192

Table 3

Key Statistics

(Amounts are unaudited and subject to change)

		Three months ended (unaudited)
(In thousands, except per share amounts)	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009
Statement of Income Data
Interest income	$63,739	$69,218	$72,802	$72,672	$69,806
Interest Expense	(23,677)	(23,440)	(23,314)	(23,656)	(23,301)

Net Interest Income	40,062	45,778	49,488	49,016	46,505
Gain on sale of mortgage-backed securities	—	1,044	—	—	—
Operating Expenses	(3,250)	(3,088)	(3,159)	(3,249)	(3,009)

Net Income	$36,812	$43,734	$46,329	$45,767	$43,496

Earnings per share - common stock, basic and diluted	$1.01	$1.21	$1.28	$1.26	$1.20
Weighted average shares outstanding	36,609	36,242	36,200	36,200	36,193
Distributions per common share	$1.10	$1.20	$1.20	$1.15	$1.10
Key Portfolio Statistics
Average MBS	$6,591,086	$6,733,004	$6,549,037	$6,347,472	$5,917,582
Average Repurchase Agreements	$6,092,328	$6,222,923	$6,079,893	$5,781,639	$5,359,086
Average Equity	$942,018	$941,919	$957,591	$910,096	$847,728
Average Portfolio Yield	3.85%	4.10%	4.43%	4.57%	4.71%
Average Cost of Funds	1.55%	1.51%	1.53%	1.64%	1.74%
Interest Rate Spread	2.30%	2.59%	2.90%	2.93%	2.97%
Return on Average Equity	15.63%	18.57%	19.35%	20.12%	20.52%
Average Annual Portfolio Repayment Rate	45.08%	36.04%	22.70%	22.26%	20.93%
Debt to Equity (at period end)	6.2:1	6.6:1	6.8:1	6.4:1	6.4:1
Debt to Additional Paid in Capital (at period end)	7.4:1	7.9:1	8.2:1	7.8:1	7.1:1

Note: The average data presented above are computed from the Company’s books and records, using daily weighted values. All percentages are annualized.

Table 4

Mortgage-backed Securities Portfolio as of June 30, 2010

(Amounts are unaudited and subject to change)

(Dollars in thousands)	MBS Amortized Cost	Gross Unrealized Gain	Estimated Fair Value	% of Total
Agency MBS
Fannie Mae Certificates	$4,664,714	$159,992	$4,824,706	71.0%
Freddie Mac Certificates	1,898,131	68,864	1,966,995	29.0%

Total MBS	$6,562,845	$228,856	$6,791,701

(Dollars in thousands)	% of Portfolio	Current Face value	Weighted Avg. Coupon	Weighted Avg. Market Price	Market Value
Months to Reset
0-36	41.7%	$2,683,566	4.99%	$105.42	$2,828,926
37-60	52.0%	3,365,856	4.28%	$104.98	3,533,326
61-84	5.7%	372,652	4.15%	$104.45	389,235
85-120	0.6%	38,647	4.05%	$104.05	40,214

Total MBS	100.0%	$6,460,721	4.56%	$105.12	$6,791,701

Table 5

Repo Borrowings June 30, 2010

(Amounts are unaudited and subject to change)

	June 30, 2010
(Dollars in thousands)	Balance	Weighted Average Contractual Rate
Within 30 days	$5,682,998	0.28%
30 days to 3 months	—	—
3 months to 36 months	300,000	3.06%

	$5,982,998	0.42%

Table 6

Hatteras Swap Portfolio as of June 30, 2010

(Amounts are unaudited and subject to change)

Maturity	Notional Amount	Remaining Term in Months	Fixed Interest Rate in Contract
12 months or less	$1,000,000	7	3.34%
Over 12 months to 24 months	300,000	16	3.45%
Over 24 months to 36 months	700,000	30	1.86%
Over 36 months to 48 months	900,000	43	2.23%
Over 48 months to 60 months	500,000	53	2.36%

Total	$3,400,000	29	2.61%

Contacts

Hatteras Financial Corp.

Kenneth A. Steele, Chief Financial Officer

336- 760-9331

or

CCG Investor Relations

Mark Collinson, Partner

310-954-1343

www.ccgir.com

Source: Hatteras Financial Corp.